Exhibit 99.1

  Vertrue Reports Record Fiscal 2006 Fourth Quarter and Fiscal Year
                           Financial Results

    NORWALK, Conn.--(BUSINESS WIRE)--Aug. 1, 2006--Vertrue
Incorporated (Nasdaq:VTRU):

    -- Revenues were $177.4 million versus guidance of $168.0 million to $173.0 million.

    -- Earnings per share were $1.03 versus guidance of $0.75 to $0.84.

    -- Free cash flow was $(2.8) million versus guidance of $3.4 million to $4.9 million.

    -- The Company announces a 1 million share increase to its buyback program.

    Vertrue Incorporated (Nasdaq: VTRU), a leading internet marketing services company, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2006.

    Revenues increased 12% to $177.4 million compared to $158.7 million in the fiscal 2005 fourth quarter and revenues before deferral increased 12% to $166.4 million compared to $148.1 million in the fiscal 2005 fourth quarter.

    EBITDA increased 21% to $25.4 million compared to $21.0 million reported in the fiscal 2005 fourth quarter. Net income increased 59% to $12.3 million, or $1.03 per diluted share, in the fiscal 2006 fourth quarter compared to $7.7 million, or $0.67 per diluted share, in the fiscal 2005 fourth quarter.

    Net income and earnings per share in the fiscal 2006 fourth quarter benefited from increased interest income, decreased intangible asset amortization expense and a decrease in the effective tax rate reported when compared to the fiscal 2005 fourth quarter.

    The fiscal 2006 fourth quarter's effective tax rate was 24.3% compared to 28.7% in the prior year period. The tax rate for the 2006 fourth quarter included a $2.0 million or $0.15 per diluted share tax benefit primarily related to the reversal of an accrual due to the completion of a tax audit.

    The fiscal 2006 fourth quarter included a $1.2 million pre-tax charge, or $0.07 per diluted share, related to the adoption of Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment." The fiscal 2005 fourth quarter included a one-time charge related to an arbitration award of $5.5 million pre-tax, or $0.30 per diluted share.

    Adjusted EBITDA increased 42% to $18.4 million compared to $13.0 million last year. As a percent of revenue before deferral, Adjusted EBITDA was 11% this year compared to 9% last year. Free cash flow was negative $2.8 million for the quarter versus positive $4.2 million in the fiscal 2005 fourth quarter due to decreased changes in assets and liabilities. Operating cash flow before changes in assets and liabilities was $10.0 million in 2006 compared to $3.0 million in 2005.

    Compared to the guidance provided in the April 25, 2006 press release, revenue was $177.4 million or 2.5% above the high end of guidance due to better than expected results in the Management Services segment. Earnings per share was $1.03 or 23% above the high end of guidance due primarily to the $0.15 tax benefit described above. Free cash flow was negative $2.8 million versus guidance of positive $3.4 million to $4.9 million due to increased working capital requirements of the Management Services business.

    Total retail members and customers increased to 6.5 million at the end of the fourth quarter of fiscal 2006 from 6.3 million at the end of the fiscal 2005 fourth quarter.

    "We continued to expand our market presence as a leading internet marketing services company," said Gary Johnson, President and CEO. "This quarter over 40% of our revenue before deferral came from internet-related marketing activities resulting in a 44% increase in revenue generated from our internet marketing activities. This transformation is attributable to a sharp strategic focus on the internet, the development of unique online marketing expertise, the launch of several new internet properties and the dedication of our employees to executing our vision."

    Mr. Johnson continued, "We are proud to close our fiscal year with another quarter of strong financial results and exceed our targets for revenue and earnings growth. We remain committed to our guidance for fiscal 2007 and are eager to continue our financial performance."

    Full Year Results

    Revenues increased 14% to $658.9 million in the fiscal year ended June 30, 2006 compared to $579.8 million in the fiscal year ended June 30, 2005. Revenues related to the Company's 2005 acquisitions were $81.4 million this year compared to $38.4 million last year.

    EBITDA increased 14% to $89.8 million in the fiscal year ended June 30, 2006 compared to $78.7 million reported in the fiscal year ended June 30, 2005. Adjusted EBITDA increased 38% to $79.2 million compared to $57.2 million last year. As a percent of revenue before deferral, Adjusted EBITDA was 12% this year compared to 10% last year and improved due to increased price points, more efficient marketing spending and better retention in certain sectors of our business.

    Net income increased 28% to $32.7 million, or $2.83 per diluted share, in the fiscal year ended June 30, 2006 compared to $25.5 million, or $2.22 per diluted share, in the fiscal year ended June 30, 2005. The effective tax rate was 32.7% in the fiscal year ended June 30, 2006 compared to 34.4% in 2005.

    The fiscal 2006 period amounts include pre-tax stock compensation expense of $4.5 million, or $0.24 per diluted share, recorded in accordance with FAS 123(R), a one-time $1.0 million pre-tax benefit, or $0.05 per diluted share, realized on the recovery of certain expenses related to litigation settled during the third quarter and the $2.0 million, or $0.15 per diluted share, tax benefit described above. The fiscal 2005 period amounts include a one-time pre-tax charge related to an arbitration award of $5.5 million ($3.6 million net of tax) or $0.28 per diluted share. Excluding the above non comparable items in both fiscal years, earnings per share would have increased 15% in fiscal 2006.

    Revenues before deferral increased 17% to $635.3 million compared to $544.9 million last year. Revenues before deferral related to the Company's 2005 acquisitions were $82.5 million compared to $39.3 million last year.

    Free cash flow was positive $19.9 million for the fiscal year ended June 30, 2006 versus positive $21.3 million in the prior year due to the $22.0 million increase in Adjusted EBITDA offset by the $7.0 million increase in capital expenditures related to relocation of the Company's corporate headquarters and the $13 million increase in cash used for working capital purposes.

    During the fourth quarter and fiscal year ended June 30, 2006, the Company purchased 222,600 and 498,100 shares, respectively, of its common stock and spent $8.7 million and $19.3 million, respectively. The Company also announced today that its Board of Directors authorized the repurchase of an additional 1 million shares of its Class A common stock under its ongoing stock repurchase program. Pursuant to this program, the Company is authorized to repurchase approximately 1.3 million additional shares as market conditions permit. As of June 30, 2006, there were 9.8 million shares of common stock outstanding.

    Business Outlook

    Management offers the following guidance for the fiscal year ended June 30, 2007 (dollars in millions, except per share amounts):

                                                      % Increase/
                             2007 Estimate        (Decrease) vs. 2006
                           --------------------- ---------------------
                              High       Low        High       Low
                           ---------- ---------- ---------- ----------

Revenues                   $   758.0  $   725.0         15%        10%
EBITDA                         101.5       99.8         13%        11%
Diluted EPS                     3.22       3.08         14%         9%

Revenues before deferral       736.0      699.0         16%        10%
Adjusted EBITDA                 97.1       91.8         23%        16%
Free Cash Flow                  45.8       40.5        130%       104%

    See the table on page 9 for additional quarterly guidance information for the first and second fiscal quarter of 2007.

    Use of Non-GAAP Measures:

    See the tables on pages 8 and 9 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on August 1, 2006 to discuss the Company's fourth quarter results. To listen to the conference call, please dial (800) 369-1989 five to ten minutes before the scheduled start time. The conference call will also be available live on the investor relations page of the Company's Web site at www.vertrue.com. Please go to the Web site at least fifteen minutes prior to the call to register and download any necessary audio software.

    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until August 6, 2006. To listen to the audio replay, please call (866) 469-5763. A webcast replay of the conference call will also be available on the investor relations page of the Company's Web site approximately 2 hours after the end of the call and remain available until August 6, 2006.

    About Vertrue:

    Headquartered in Norwalk, Conn., Vertrue Incorporated is a leading internet marketing services company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are all offered online through an array of marketing channels. Vertrue is a premier marketing partner to corporate clients, and its services enable partners to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those expected is included in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. The forward looking statements contained herein are made only as of the date of this release, and except as otherwise required by federal securities law, the Company has no obligation and does not intend to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.


                         VERTRUE INCORPORATED
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)

                                Three months ended     Year ended
                                     June 30,           June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenues                       $177,356  $158,742  $658,855  $579,839

Expenses:
  Marketing                      81,424    73,248   313,219   286,437
  Operating                      43,241    33,149   151,620   114,418
  General and administrative     30,997    29,410   120,315   108,231
  Arbitration award                  --     5,458        --     5,458
  Amortization of intangible
   assets                         1,849     2,437     8,360     8,201
                               --------- --------- --------- ---------
Total expenses                  157,511   143,702   593,514   522,745
                               --------- --------- --------- ---------

Operating income                 19,845    15,040    65,341    57,094
Interest expense, net            (3,796)   (4,558)  (16,780)  (18,805)
Other income (expense), net         146       346        (2)      652
                               --------- --------- --------- ---------

Income before income taxes       16,195    10,828    48,559    38,941
Provision for income taxes       (3,939)   (3,111)  (15,857)  (13,392)
                               --------- --------- --------- ---------
Net income                     $ 12,256  $  7,717  $ 32,702  $ 25,549
                               ========= ========= ========= =========

Diluted earnings per share     $   1.03  $   0.67  $   2.83  $   2.22
                               ========= ========= ========= =========

Diluted shares used in earnings
 per share calculation           12,825    12,804    12,743    12,973
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)

                             Three months ended       Year ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Operating Activities
  Net income               $  12,256  $   7,717  $  32,702  $  25,549
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:

   Revenues before deferral  166,448    148,140    635,306    544,928
   Marketing costs before
    deferral                 (77,448)   (70,635)  (300,235)  (272,994)
   Revenues recognized      (177,356)  (158,742)  (658,855)  (579,839)
   Marketing costs expensed   81,424     73,248    313,219    286,437
   Depreciation and
    amortization               5,808      6,226     25,589     23,105
   Stock-based compensation    1,169         --      4,531         --
   Deferred and other
    income taxes                (261)    (3,063)      (467)       453
   Excess tax benefits from
    stock-based compensation  (1,629)       675     (3,086)     2,220
   Other                        (370)      (597)    (1,009)      (423)
                           ---------- ---------- ---------- ----------
Operating cash flow before
 changes in assets and
 liabilities                  10,041      2,969     47,695     29,436
   Net change in assets and
    liabilities               (9,915)     4,786    (10,006)     2,875
                           ---------- ---------- ---------- ----------
Net cash provided by
 operating activities            126      7,755     37,689     32,311
                           ---------- ---------- ---------- ----------
Investing Activities
   Acquisition of fixed
    assets                    (2,919)    (3,599)   (17,781)   (11,006)
   Purchases of short-term
    investments              (35,645)    (5,168)  (157,520)  (402,630)
   Sales of short-term
    investments               36,554     15,712    142,937    507,260
   Acquisitions of businesses,
    net of cash acquired,
    and other investing
    activities               (10,725)   (11,550)   (25,667)   (77,237)
                           ---------- ---------- ---------- ----------
Net cash (used in) provided
 by investing activities     (12,735)    (4,605)   (58,031)    16,387
                           ---------- ---------- ---------- ----------
Financing Activities
   Net proceeds from issuance
    of stock                   1,236        997      8,636     10,792
   Excess tax benefits from
    stock-based compensation   1,629          -      3,086          -
   Treasury stock purchases   (8,675)    (7,314)   (19,338)   (41,131)
   Debt issuance costs           (29)       (41)      (154)      (844)
   Payments of long-term
    obligations                 (108)      (176)      (627)      (549)
                           ---------- ---------- ---------- ----------
Net cash used in financing
 activities                   (5,947)    (6,534)    (8,397)   (31,732)
                           ---------- ---------- ---------- ----------
Effect of exchange rate
 changes on cash and cash
 equivalents                     142         12        673        224
                           ---------- ---------- ---------- ----------
Net (decrease) increase in
 cash and cash equivalents   (18,414)    (3,372)   (28,066)    17,190
Cash and cash equivalents
 at beginning of period       54,704     67,728     64,356     47,166
                           ---------- ---------- ---------- ----------
Cash and cash equivalents
 at end of period          $  36,290  $  64,356  $  36,290  $  64,356
                           ========== ========== ========== ==========


                         VERTRUE INCORPORATED
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)

                                                  June 30,   June 30,
                                                    2006       2005
                                                 ---------- ----------
Assets
Current assets:
  Cash and cash equivalents                      $  36,290  $  64,356
  Restricted cash                                    2,699      3,411
  Short-term investments                            31,798     16,223
  Accounts receivable                               14,015     12,559
  Other current assets                              20,758     11,252
  Deferred marketing costs                          26,463     39,226
                                                 ---------- ----------
Total current assets                               132,023    147,027
Fixed assets, net                                   40,568     39,062
Goodwill                                           212,187    201,499
Intangible assets, net                              37,798     46,476
Other long-term assets                              20,452     13,098
                                                 ---------- ----------
Total assets                                     $ 443,028  $ 447,162
                                                 ========== ==========
Liabilities and Shareholders' Deficit
Current liabilities:
  Current maturities of long-term obligations    $     762  $     686
  Accounts payable                                  42,281     42,077
  Accrued liabilities                               64,602     82,157
  Deferred revenues                                 84,972    108,117
  Deferred income taxes                             11,687      9,780
                                                 ---------- ----------
Total current liabilities                          204,304    242,817
Deferred income taxes                                6,920      9,702
Other long-term liabilities                          9,989      5,257
Long-term debt                                     237,984    237,814
                                                 ---------- ----------
Total liabilities                                  459,197    495,590
                                                 ---------- ----------
Shareholders' deficit:
  Common stock; $0.01 par value; 40,000 shares
   authorized; 20,168 issued (19,703 at June 30,
   2005)                                               202        197
  Capital in excess of par value                   187,991    169,463
  Retained earnings                                 68,382     35,680
  Accumulated other comprehensive income (loss)        214       (148)
  Treasury stock, 10,345 shares at cost (10,020
   shares at June 30, 2005)                       (272,958)  (253,620)
                                                 ---------- ----------
Total shareholders' deficit                        (16,169)   (48,428)
                                                 ---------- ----------
Total liabilities and shareholders' deficit      $ 443,028  $ 447,162
                                                 ========== ==========


                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS - MARKETING SERVICES
                                        June 2006 March 2006 June 2005
                                        --------- ---------- ---------
Revenue Before Deferral Mix:
Monthly                                       76%        70%       65%
Renewal annual                                21%        23%       27%
New annual                                     3%         7%        8%

Price Points:
Monthly                                   $13.87     $13.65   $ 13.37
New annual                                $  105     $  104   $   101

Marketing Margin Before Deferral:
Monthly                                       41%        38%       38%
New annual                                    18%        30%       25%
Total                                         49%        48%       50%

Average monthly members billed (in
 thousands)                                2,370      2,218     1,955


                         VERTRUE INCORPORATED
          RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
                            (In thousands)

                                Three months ended     Year ended
                                     June 30,           June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Reconciliation of Revenues before Deferral:

Revenues reported              $177,356  $158,742  $658,855  $579,839
Changes in deferred revenue     (10,908)  (10,602)  (23,549)  (34,911)
                               --------- --------- --------- ---------
Revenues before deferral       $166,448  $148,140  $635,306  $544,928
                               ========= ========= ========= =========

Reconciliation of Marketing Costs before Deferral:

Marketing expenses reported    $ 81,424  $ 73,248  $313,219  $286,437
Changes in deferred marketing    (3,976)   (2,613)  (12,984)  (13,443)
                               --------- --------- --------- ---------
Marketing costs before deferral$ 77,448  $ 70,635  $300,235  $272,994
                               ========= ========= ========= =========

Reconciliation of Free Cash Flow:

Net cash provided by operating
 activities                    $    126  $  7,755  $ 37,689  $ 32,311
Capital expenditures             (2,919)   (3,599)  (17,781)  (11,006)
                               --------- --------- --------- ---------
Free cash flow                 $ (2,793) $  4,156  $ 19,908  $ 21,305
                               ========= ========= ========= =========

Reconciliation of EBITDA and Adjusted EBITDA:

Net income                     $ 12,256  $  7,717  $ 32,702  $ 25,549
Provision for income taxes        3,939     3,111    15,857    13,392
Interest and other expense, net   3,650     4,212    16,782    18,153
Depreciation and amortization     5,517     5,955    24,447    21,577
                               --------- --------- --------- ---------
EBITDA                           25,362    20,995    89,788    78,671
Change in deferred revenue      (10,908)  (10,602)  (23,549)  (34,911)
Change in deferred marketing      3,976     2,613    12,984    13,443
                               --------- --------- --------- ---------
Adjusted EBITDA                $ 18,430  $ 13,006  $ 79,223  $ 57,203
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
         ADDITIONAL QUARTERLY OUTLOOK INFORMATION (UNAUDITED)
                (In millions, except per share amounts)

                          First Quarter  Second Quarter    Full Year
                           Fiscal 2007    Fiscal 2007     Fiscal 2007
                         -------------- --------------   -------------

Additional Quarterly Outlook Information:

Revenue                  $167.0 - 172.0 $175.0 - 181.0 $725.0 - 758.0
EPS                      $  0.58 - 0.61 $  0.62 - 0.66 $  3.08 - 3.22
Free Cash Flow           $    0.8 - 2.5 $  10.0 - 11.8 $  40.5 - 45.8


                         VERTRUE INCORPORATED
      RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION (UNAUDITED)
                             (In millions)

                       First Quarter  Second Quarter     Full Year
                        Fiscal 2007    Fiscal 2007      Fiscal 2007
                      --------------- --------------- ----------------

Reconciliation of Revenues before Deferral:

Revenues reported     $167.0 - 172.0  $175.0 - 181.0  $ 725.0 - 758.0
Changes in deferred
 revenue                (9.0) - (7.0)   (5.0) - (3.0)  (26.0) - (22.0)
                      --------------- --------------- ----------------
Revenues before
 deferral             $158.0 - 165.0  $170.0 - 178.0  $ 699.0 - 736.0
                      =============== =============== ================

Reconciliation of Free Cash Flow:

Net cash provided by
 operating activities $    2.8 - 4.5  $  12.0 - 13.8  $   48.5 - 53.8
Deduct: Capital Expenditures    (2.0)           (2.0)            (8.0)
                      --------------- --------------- ----------------
Free Cash Flow        $    0.8 - 2.5  $  10.0 - 11.8  $   40.5 - 45.8
                      =============== =============== ================

Reconciliation of EBITDA and Adjusted EBITDA:

Net income            $    6.6 - 6.9  $    7.1 - 7.6  $   36.1 - 37.8
Provision for income
 taxes                     4.0 - 4.3       4.4 - 4.6      22.1 - 23.2
Interest and other
 expense, net              4.1 - 3.8       4.2 - 3.9      16.2 - 15.1
Depreciation and amortization    6.5             6.5             25.4
                      --------------- --------------- ----------------
EBITDA                   21.2 - 21.5     22.2 - 22.6     99.8 - 101.5
Changes in deferred
 revenue                (9.0) - (7.0)   (5.0) - (3.0)  (26.0) - (22.0)
Change in deferred
 marketing                 2.5 - 1.9       2.1 - 1.5      18.0 - 17.6
                      --------------- --------------- ----------------
Adjusted EBITDA       $  14.7 - 16.4  $  19.3 - 21.1  $   91.8 - 97.1
                      =============== =============== ================


                         VERTRUE INCORPORATED
          EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS

    EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before the deferral of revenues and the deferral of marketing costs. These measures are used by the Company's management to evaluate the overall performance of its business. Adjusted EBITDA is also used by the Company's management to measure the overall performance of its business compared with internal budgets, allocate capital and other resources to its operating segments, assess the operating performance of those segments and determine compensation under the Company's management incentive plans. EBITDA is useful to management and investors because it eliminates the effects of interest and other expense, income taxes, non-cash depreciation of tangible assets and non-cash amortization of intangible assets. Adjusted EBITDA is useful to management and investors because it provides insight into the current period cash operating results. However EBITDA and Adjusted EBITDA are limited as compared to net income in that they do not reflect the periodic amortization of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses, they do not reflect net income earned for GAAP reporting purposes and they exclude the effects of interest and taxes. EBITDA and Adjusted EBITDA should not be considered a substitute for or superior to operating income, net income, net cash from operating activities or other measures of financial performance and liquidity determined in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

    The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid or accrued during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for or superior to revenue and marketing expense prepared in accordance with generally accepted accounting principles.

    Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635